EXHIBIT 99.1

For Immediate Release:

Contact: Michelle Sullivan
The Boston Beer Company, Inc.
(617) 368-5165

BOSTON BEER ANNOUNCES INCREASE IN EXPENDITURE FOR STOCK
REPURCHASE PROGRAM AND 2ND QUARTER 2005 EARNINGS CALL

      BOSTON (7/27/05) - The Boston Beer Company, Inc. (NYSE: SAM), brewer of Samuel Adams Boston Lager®, announced today that its Board of Directors has increased by $20.0 million to $100.0 million the aggregate expenditure limitation on the Company's Class A Common Stock repurchase program. Since the inception of its stock repurchase program, the Company has repurchased a total of approximately 7.3 million shares at an aggregate cost of approximately $80.0 million.

In addition, the Company announced that its second quarter 2005 earnings call will be held on Wednesday, August 3, 2005, at 4:00 p.m. EDT, and may be heard live via webcast at www.bostonbeer.com.

      The Boston Beer Company is America's leading brewer of hand-crafted, full-flavored beer.  Founder and brewer, Jim Koch, brews Samuel Adams® beers using the time-honored, traditional four-vessel brewing process and the world's finest all-natural ingredients.  Beer-lovers can enjoy many styles of Samuel Adams® beers that range from light-bodied to bold, traditional to extreme.  In the last twenty years, the brewery has won more awards in international beer tasting competitions than any other brewery in the world.  Samuel Adams Boston Lager®, the Company's flagship brand, is brewed using the same recipe and techniques that Jim Koch's great-great grandfather used in the mid 1800s.  The result is a beer renowned by drinkers for its full flavor, balance, complexity, and consistent quality.  For more information about Samuel Adams® beers visit www.samueladams.com or visit www.bostonbeer.com for financial information.

      Statements made in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the years ended December 25, 2004 and December 27, 2003. Copies of these documents may be found on the Company's website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

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